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                                                                      EXHIBIT 12

                             CONEXANT SYSTEMS, INC.

                       STATEMENT RE: COMPUTATION OF RATIOS

                        (UNAUDITED, DOLLARS IN THOUSANDS)


RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                    Three months
                                                            Year ended September 30,                   ended
                                        ---------------------------------------------------------   December 31,
                                          1995       1996        1997         1998         1999        1999
                                        --------   --------   ---------    ---------      -------   ------------
Earnings:
   Income before provision
     for income taxes                   $110,487   $197,161   $ 179,762    $(430,328)     $ 2,756     $74,045
   Add: Fixed charges, net
     of capitalized interest               1,566      2,022       3,984        5,795       15,283       4,550
                                        --------   --------   ---------    ---------      -------     -------

                                        $112,053   $199,183   $ 183,746    $(424,533)     $18,039     $78,595
                                        ========   ========   =========    =========      =======     =======
Fixed charges:
   Interest expense                     $     --   $     --   $      --    $      --      $10,800     $ 3,567
   Capitalized interest                       --         --          --           --        1,511         624
   Interest portion of rental expense      1,566      2,022       3,984        5,795        4,483         983
                                        --------   --------   ---------    ---------      -------     -------

                                        $  1,566   $  2,022   $   3,984    $   5,795      $16,794     $ 5,174
                                        ========   ========   =========    =========      =======     =======

Ratio of earnings to fixed charges          71.6       98.5        46.1           --(1)       1.1        15.2
                                        ========   ========   =========    =========      =======     =======


(1) For the year ended September 30, 1998, the Company had a deficiency of earnings compared to its fixed charges of $430.3 million.